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                                                                   Exhibit 23.01

                      [Letterhead of Deloitte & Touche LLP]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-4 of our report dated August 14, 1995, except for Note 16, as to which the date is August 26, 1995 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Columbus, Ohio
October 5, 1995